Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR AUGUST 2012

Bellport, NY AUGUST 30, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $19.0 million for the four week fiscal month of August 2012, which ended August 25, 2012, versus $19.1 million for the four week fiscal month of August 2011, which ended August 27, 2011. On a year-to-date basis, total net sales were $140.3 million in the current year compared with $139.8 million last year. For the month of August 2012, comparable store sales decreased by 2.3%. Comparable store sales on a year-to-date basis increased by 0.1%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA AUGUST AND YEAR-TO-DATE 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		(Decrease)		(Decrease)		(Decrease)
		Increase		Increase		Increase

Number of Stores, August	343	(0.6%)	345	(6.0%)	367

August Total Retail Sales	$18,952	(1.0%)	$19,148	4.3%	$18,345

Year-to-date August Total Retail Sales	$140,314	0.4%	$139,823	10.3%	$126,781

August Comparable Store Sales		(2.3%)		7.4%		(8.7%)

Year-to-date August Comparable Store Sales		0.1%		13.4%		1.2%